Exhibit 99.1
Effective December 31, 2025, Truist Financial Corporation ("Truist") has made certain changes and reclassifications to the presentation of its consolidated statements of income to better align financial reporting with Truist's management of its businesses. The unaudited supplemental historical financial information below reflects these changes and reclassifications, which have been applied retrospectively to all periods presented. This information is being provided for illustrative purposes only.

Unaudited Supplemental Historical Financial Information

	Quarter Ended
	Sept. 30	June 30	March 31	Dec. 31	Sept. 30	June 30	March 31
(Dollars in millions)	2025	2025	2025	2024	2024	2024	2024
Interest Income
Interest and fees on loans and leases	$4,816	$4,657	$4,493	$4,634	$4,852	$4,879	$4,865
Interest on securities	941	961	975	994	869	838	805
Interest on other earning assets	529	536	520	551	631	634	514
Total interest income	6,286	6,154	5,988	6,179	6,352	6,351	6,184
Interest Expense
Interest on deposits	1,835	1,844	1,736	1,855	2,014	2,016	1,964
Interest on long-term debt	523	431	409	431	454	446	482
Interest on other borrowings	299	292	336	303	282	362	366
Total interest expense	2,657	2,567	2,481	2,589	2,750	2,824	2,812
Net Interest Income	3,629	3,587	3,507	3,590	3,602	3,527	3,372
Provision for credit losses	436	488	458	471	448	451	500
Net Interest Income After Provision for Credit Losses	3,193	3,099	3,049	3,119	3,154	3,076	2,872
Noninterest Income
Wealth management income	374	348	344	345	350	361	356
Card and treasury management fees(1)(2)	340	351	333	334	324	332	321
Investment banking and trading income	323	205	273	262	332	286	323
Other deposit revenue(1)(3)	125	108	117	134	119	130	128
Mortgage banking income	118	107	108	117	106	112	97
Lending related fees	103	99	95	93	88	89	96
Securities gains (losses)	—	(18)	(1)	(1)	—	(6,650)	—
Other income(4)	175	200	123	186	164	128	125
Total noninterest income	1,558	1,400	1,392	1,470	1,483	(5,212)	1,446
Noninterest Expense
Personnel expense(5)	1,748	1,678	1,604	1,598	1,643	1,686	1,660
Professional fees and outside processing(5)	346	373	364	415	338	311	278
Software expense	233	231	230	232	222	218	224
Net occupancy expense(5)	185	181	168	188	166	167	174
Equipment expense	90	89	82	112	84	89	88
Marketing and customer development	79	82	75	74	75	63	56
Amortization of intangibles	72	73	75	84	84	89	88
Regulatory costs	32	55	69	56	51	85	152
Other expense(4)(5)	229	224	239	276	264	386	233
Total noninterest expense	3,014	2,986	2,906	3,035	2,927	3,094	2,953
Earnings
Income (loss) before income taxes	1,737	1,513	1,535	1,554	1,710	(5,230)	1,365
Provision (benefit) for income taxes	285	273	274	265	271	(1,324)	232
Net income (loss) from continuing operations	1,452	1,240	1,261	1,289	1,439	(3,906)	1,133
Net income (loss) from discontinued operations	—	—	—	(13)	3	4,828	67
Net income	1,452	1,240	1,261	1,276	1,442	922	1,200
Noncontrolling interests from discontinuing operations	—	—	—	—	—	19	3
Preferred stock dividends and other	104	60	104	60	106	77	106
Net income available to common shareholders	$1,348	$1,180	$1,157	$1,216	$1,336	$826	$1,091
(1)Effective December 31, 2025, Truist reclassified treasury management fees to 'Card and treasury management fees' from 'Other deposit revenue.'
(2)Renamed from 'Card and payment related fees.'
(3)Renamed from 'Service charges on deposits.'
(4)Effective December 31, 2025, Truist reclassified operating lease income and operating lease depreciation into 'Other income' and 'Other expense,' respectively.
(5)Effective December 31, 2025, Truist reclassified the underlying activities of restructuring charges, which were previously reported in a separate financial statement caption, to their natural expense categories of 'Personnel', 'Net occupancy', 'Professional fees and outside processing', and 'Other expense.'